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                                                                     EXHIBIT 8.1



                    [PRICEWATERHOUSECOOPERS LLP LETTERHEAD]



Tyco Acquisition Corp. 33
One Tyco Park
Exeter, NH 03833



                                 May [  ], 2002



Ladies and Gentlemen:



    We have acted as tax advisors to Tyco Acquisition Corp. 33, a Nevada corporation ("Acquiror") and direct, wholly-owned subsidiary of Tyco International Ltd., a Bermuda company ("Guarantor"), in connection with the Agreement and Plan of Merger dated as of December 20, 2001 (the "Merger Agreement") by and among Guarantor, Acquiror and McGrath RentCorp, a California corporation (the "Company"), pursuant to which the Company will merge with and into Acquiror (the "Merger"). All capitalized terms, unless otherwise specified, have the meanings assigned to them in the Merger Agreement.



    For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus included in the registration statement on Form S-4 (the "Registration Statement"), filed by Guarantor with the Securities and Exchange Commission (the "Proxy Statement/Prospectus"), and (iii) such other documents, records, and instruments as we have deemed necessary or appropriate in order to enable us to render our opinion. In addition, in rendering our opinion we have relied upon certain written statements and representations made to us by the Company, Guarantor and Acquiror dated the date hereof, and we have assumed that such statements and representations will be complete and accurate as of the Effective Time. In addition, we have relied upon certain statements, representations and covenants contained in the Merger Agreement and the Proxy Statement/Prospectus, which we have neither investigated nor verified. We have assumed that all such statements and representations are true, correct, complete, and not breached, and that no actions that are inconsistent with such statements and representations will be taken.



    In addition, we have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof in any respect prior to the Effective Time), and will qualify as a statutory merger under the laws of the States of Nevada and California; (ii) each of the Company, Guarantor, and Acquiror will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder (the "Regulations"); (iii) the Merger Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms; and (iv) the aggregate value of the Guarantor Common Shares to be delivered to Company stockholders in the Merger, relative to the aggregate value of the Merger Consideration, as determined as of the Effective Time, will be sufficient to satisfy the "continuity of interest" requirements of the Regulations (and that Company will consent to increase the percentage of Company Common Stock exchanged for Guarantor Common Shares to the extent necessary to satisfy the continuity of interest requirement). Any inaccuracy in, or breach of, any of the aforementioned statements, representations, and assumptions, could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service (the "IRS") by the Company, Guarantor or Acquiror as to the United States federal income tax consequences of any aspect of the Merger. The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion.



    In rendering our opinion, we have considered applicable provisions of the Code, the Regulations, pertinent judicial authorities, rulings of the IRS and such other authorities as we considered relevant. It

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should be noted that such laws, Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive affect. A material change in any of the authorities upon which our opinion is based could adversely affect our opinion.



    Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion, under presently applicable United States income tax law, that (i) the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code that is not subject to Section 367(a)(1) of the Code pursuant to Treasury Regulation Section 1.367(a)-3(c) (other than with respect to Company shareholders who are or will be "five-percent transferee shareholders" within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii) and do not enter into five-year gain recognition agreements in the form provided in Treasury Regulation Section 1.367(a)-8), and that
(ii) each of Guarantor, Acquiror and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In addition, the statements contained in the section of the Proxy Statement/Prospectus entitled "The Merger -- Material U.S. Federal Income Tax and Bermuda Tax Consequences -- U.S. Federal Income Tax Consequences -- 1. Consequences of the merger," constitute our opinion as to the material United States federal income tax consequences of the exchange of Company Common Stock for Guarantor Common Shares and/or cash in the Merger.



    No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of any of the transactions under any state, local or non-U.S. tax law. Furthermore, our opinion is based on current United States federal income tax law and administrative interpretations, and we do not undertake to advise you as to any changes after the Effective Time in federal income tax law or administrative interpretations that may affect our opinion unless we are specifically asked to do so.



    We hereby consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement and to the reference to this firm under the caption "The Merger -- Material U.S. Federal Income Tax and Bermuda Tax Consequences -- U. S. Federal Income Tax Consequences -- 1. Consequences of the merger" in the Registration Statement and the Proxy Statement/Prospectus which is a part thereof. The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of such Act.



    This opinion has been delivered to you as contemplated by the Merger Agreement and for the purpose of being included as an exhibit to the Registration Statement and is intended solely for your benefit and, except as set forth above, may not be circulated, quoted or otherwise referred to for any other purpose without our written consent. We acknowledge that we will be asked to render an opinion as of the Effective Time, as a condition to the consummation of the Merger, regarding the treatment of the Merger for United States federal income tax purposes.



                                          Very truly yours,


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